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                                                                      Exhibit 99

FirstMerit Corporation to Acquire Signal Corp

AKRON, Ohio, Aug. 11 -- John R. Cochran, Chairman and CEO of FirstMerit Corporation (Nasdaq: FMER) and Gary G. Clark, Chairman and CEO of Signal Corp(Nasdaq: SGNL) announced today that a definitive agreement was signed on August 10, 1998 for FirstMerit to acquire Signal. This transaction is strategically compelling because it significantly expands and enhances FirstMerit's Ohio franchise as well as increases and diversifies its asset growth with the addition of Signal's specialty financing subsidiaries.

Under the terms of the agreement, the fixed exchange ratio will be 1.32 shares of FirstMerit common stock for each share of Signal common stock. Based on FirstMerit's August 10, 1998 closing price of $28.19 per share, the transaction is valued at $37.21 per share, for a total of $470 million. Signal has also provided FirstMerit with an option to acquire up to 19.9% of its common shares exercisable under certain conditions.

The acquisition is structured as a tax-free exchange and accounted for as a pooling of interests and is expected to close in the first quarter of 1999. The transaction, subject to approval by FirstMerit and Signal shareholders and regulatory authorities, has been approved by the Boards of Directors of both FirstMerit and Signal.

Commenting on the merger, Mr. Cochran stated, "This is an excellent strategic fit. FirstMerit will increase its market dominance in several key Northeast Ohio communities as well as gain a strong entrance to contiguous markets. FirstMerit and Signal have similar sales cultures and business philosophies ensuring a smooth transition for employees and customers. The customers of our banks willalso enjoy more banking locations, more ATMs and a broader array of financial services."

FirstMerit will move to the number one market position in Wayne County, enhance its position in Summit, Stark and Medina countiesand gain a strong foothold into Knox, Ashland and Richland counties. This acquisition also marks FirstMerit's entrance into Western Pennsylvania.

"Through revenue enhancements and cost savings, this acquisition will favorably impact shareholder value. The transaction is projected to be accretive in the first full year," Mr. Cochran continued.

Mr. Clark added, "FirstMerit is one of America's premier financial organizations, and we're pleased to be joining them. Their unparalleled commitment to customers and local communities is very compatible with our strategy and values. Our shareholders will receive an attractive price per share as well as benefit from the growth of a dynamic company."

Signal Corp is a $1.9 billion holding company headquartered in Wooster, Ohio. Subsidiaries include Signal Bank, N.A., Summit Bank N.A., First Federal Savings Bank of New Castle (Pennsylvania) and Mobile Consultants, Inc.




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FirstMerit is a $6.2 billion holding company. With the previously announced acquisition of Security First Corporation, FirstMerit will be $6.9 billion in assets. The acquisition is expected to close in the fourth quarter of 1998, subject to normal conditions of closing, and has been approved by Security's shareholders and regulatory authorities.

FirstMerit's wholly-owned subsidiaries -- FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation -- serve Ashtabula, Cuyahoga, Delaware, Erie, Franklin, Geauga, Lake, Lorain, Madison, Medina, Portage, Stark, Summit, and Wayne counties in Ohio. Visit FirstMerit's home page on the World Wide Web at http://www.firstmerit.com.